BEVERLY NATIONAL BANK
EARNING YOUR TRUST SINCE 1802
240 Cabot Street, Beverly, Massachusetts 01915-4588
(978)922-2100

(LOGO) BEVERLY BANK


Member FDIC


Norwest Bank Minnesota, N.A.
11000 Broken Land Parkway
Columbia, MD 21044-3562


RE: Officer's Certificate

Dear Master Servicer:

The undersigned Officer certifies the following for the 1999 fiscal year:

(A) I have reviewed the activities and performance of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide and to the best of these Officers' knowledge, the Servicer has fulfilled all of its duties, responsibilites or obligations under these Agreements throughout such year, or if there has been a default or faliure of the servicer to perform any of such duties,responsibilites or obligations, a description of each default or failure and the nature and status thereof has been reported to Norwest Bank Minnesota, N.A.;


(B) I have confirmed that the Servicer is currently an approved FNMA or FHLMC servicer in good standing;

(C) I have confirmed that the Fidelity Bond, the Errors and Ommissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide are in full force and effect;

(D) All premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that all such insurance policies are in full force and effect;


(E) All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lein or encumbrance on any Mortgaged Property, have been paid, or if any such costs or expenses have not ben paid with respect to any Mortgaged Property, the reason for the non-payment has been reported to Norwest Bank Minnesota,N.A.;

(F) All Custodial Accounts have been reconciled and aree properly funded; and

(G) All annual reports of Foreclosure and Abandonment of Mortgaged Property required per section 6050H, 6050J and 6050P of the Internal Revenue Code, respectively, have been prepared and filed.


Certified By:

Judith A. Zolla
Officer

Vice President
Title

3/28/2000
Date


Cummings Center * North Beverly Shopping Plaza * South Hamilton * Topsfield